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                                                                 EXHIBIT (b)(iv)

                        SCUDDER INSTITUTIONAL FUNDS TRUST

                     (FORMERLY BT INSTITUTIONAL FUNDS TRUST)

                            AMENDMENT TO THE BY-LAWS
                           (EFFECTIVE AUGUST 6, 2004)

      RESOLVED, That the By-laws, as amended to date, are hereby further amended so as to replace the language of Article VI, Officers, Section 6, Powers and Duties of the Treasurer, and include Section 6.5 Powers and Duties of the Chief Financial Officer as provided in the proposed amendment:

      FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed, for and on behalf of the Fund to take all action, execute all documents, and make any filings with the Securities and Exchange Commission, the New York Stock Exchange or any states, which they may deem to be necessary or appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, to effectuate each of the foregoing resolutions and to carry out the purposes thereof.